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                                  April 16, 1997


Mr. Gunnar S. Overstrom
One Squirrel Hill Road
West Hartford, CT  06107

Dear Gunnar:

    Under the terms of your Employment Agreement by and between Fleet Financial Group, Inc. ("Fleet" or the "Corporation") and yourself, dated as of February 20, 1995 (the "Employment Agreement"), you are entitled to terminate your employment with Fleet at any time for Good Reason and to receive certain benefits, as described in Section 9 of your Employment Agreement. As defined in your Employment Agreement, "Good Reason" means any reason other than death, Disability or termination by Fleet for Cause. The Board of Directors of Fleet believes it is in the best interest of the Corporation and its shareholders to have you continue as a member of Fleet's senior management team, but does not wish to disadvantage you by denying you the full benefits to which you would be entitled if you were to terminate your employment with Fleet sooner. Therefore, in order to induce you to remain in Fleet's employ, Fleet has agreed to amend your Employment Agreement, as described in this letter agreement. Terms used in this letter agreement and not otherwise defined shall have the meaning set forth in your Employment Agreement.

    1. In lieu of the benefits you might otherwise be entitled to receive under Section 9(b)(ii) and Section 9(b)(iii)(B) (with respect to your split-dollar benefit only) of your Employment Agreement, the Corporation will credit to an account (the "Deferral Account") on the books of the Corporation an amount equal to the benefits you would be entitled to receive under those sections of your Employment Agreement if your Date of Termination had occurred on April 16, 1997 (the "Calculation Date"). Such benefits are set forth on ATTACHMENT A to this letter agreement (the "Deferral Amount"). Commencing as of the Calculation Date and ending on your actual Date of Termination, Fleet will credit your Deferral Account balance (which shall include the Deferral Amount and all amounts of interest previously credited pursuant to this Agreement) with interest monthly at a rate per annum equal to the Prime Rate, with each change in said rate to be effective on the effective date of each change in the Prime Rate. The Prime Rate shall mean the rate which Fleet National Bank announces from time to time as its prime lending rate, as in effect from time to time.


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Mr. Gunnar S. Overstrom
April 16, 1997
Page 2


         The Deferral Amount, together with interest thereon, shall be payable to you (or your beneficiary, in the event of your death) in a cash lump sum within five (5) days following your actual Date of Termination (or such later date(s) as you may elect pursuant to Section 9(b)(ii) of your Employment Agreement), provided, however, that under no circumstances shall you be entitled to any Gross-Up Payment with respect to the interest earned and paid on your Deferral Amount. Payment to you of the Deferral Amount, together with interest as provided above, shall constitute full satisfaction of Fleet's obligation to you under Section 9(b)(ii) and Section 9(b)(iii)(B) (with respect to your split-dollar benefit only) of your Employment Agreement.

    2. Fleet's Chairman and Chief Executive Officer will recommend to the Human Resources and Planning Committee that your annual bonus for 1997 (payable in February 1998) be at least equal to your 1996 annual bonus ($800,000), subject to the following conditions: such amount shall be
         (A) within the limits set forth in the Named Executive Officer Bonus Plan for persons other than the Chief Executive Officer, and (B) not greater than the highest annual bonus awarded to the Chief Operating Officer and any of the other Vice Chairmen for 1997. If your actual Date of Termination occurs prior to December 31, 1997, you shall be entitled to a pro rata portion of your annual bonus for 1997 based on the months of service completed in 1997 (with each partial month of service treated as a full month for purposes of this letter agreement), which annual bonus shall be calculated based on the formula described above, and shall be payable in February 1998. For purposes of calculating your SERP benefit under Section 9(b)(iii)(B) of your Employment Agreement, the bonus component of your compensation for the three additional years of service under the SERP will be calculated using the greater of (Y) $800,000, which was the amount of your annual bonus for 1996 and (Z) the annual bonus payable to you for the calendar year immediately preceding your termination of employment.

    3. Section 8 of your Severance Agreement by and between Fleet and yourself, dated as of February 20, 1995 (the "Severance Agreement"), provides that subsequent to a change in control and during the term of your Severance Agreement, the provisions of the Severance Agreement shall supersede and substitute for those provisions of your Employment Agreement relating to your entitlement to benefits in connection with any


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Mr. Gunnar S. Overstrom
April 16, 1997
Page 3


         termination of your employment. Notwithstanding this Section 8, you shall be entitled to the benefits described in your Employment Agreement, as amended by this letter agreement, even if your actual Date of Termination occurs after a change in control of the Corporation (as defined in your Severance Agreement), and any benefits payable to you under your Severance Agreement shall be reduced (but not below zero) by an amount equal to the benefits paid to you pursuant to your Employment Agreement, as amended.

    This letter agreement, when counter-signed by you, shall constitute an amendment to your Employment Agreement, and to Section 8 of your Severance Agreement. Except as so amended, your Employment Agreement and your Severance Agreement shall remain in full force and effect. Nothing in this letter agreement shall be construed to be a commitment or guarantee of future employment with Fleet. If the above reflects your understanding, please sign a copy of this letter in the space provided below and return it to me.

                                  Very truly yours,

                                  /s/ Terrence Murray

                                  Terrence Murray

AGREED:


/s/Gunnar S. Overstrom
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Gunnar S. Overstrom


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ATTACHMENT A

                               BENEFITS PROVIDED AS OF
                                    APRIL 16, 1997

                                                                AMOUNT
                                                                ------

Lump Sum Payment
    ((Base Salary + Bonus) x 3)                                 $3,975,000
    (($525,000 + $800,000) x 3)

Lump Sum Payment
    (Highest PEP Award x 3)                                     $1,391,057
    (((14,250 + 297 dividend equivalents) x $31.875) x 3)

Split Dollar Insurance  (lump sum value)                        $2,004,895


TOTAL                                                           $7,370,952

Pending: Determination of applicable excise tax, accompanying tax gross up and federal and state tax liability. Tax liability payable as of payment date (not deferral date).